Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is entered into as of April 29, 2014 (the “Effective Date”) by and between Spectrum Brands, Inc., a Delaware corporation, (the “Company”) and Anthony L. Genito (“Executive”).

1.            Background.  Executive and the Company are parties to an Employment Agreement dated June 9, 2008, as amended by the Amendment to the Employment Agreement dated as of February 24, 2009, the description of the Second Amendment to the Employment Agreement dated as of August 28, 2009 and the Third Amendment to the Employment Agreement dated November 16, 2010 (collectively, the “Employment Agreement”).  Executive and the Company (the “Parties”) have agreed that Executive will agree to remain as an employee with the Company through December 31, 2014 and that his employment with the Company shall terminate effective as of December 31, 2014, (i) unless terminated earlier pursuant to Section 2 below or  (ii) unless otherwise mutually agreed in writing by the Parties (such date, the “Termination Date”).  As the Company desires to provide Executive with certain benefits in connection with Executive’s termination of employment with the Company, in exchange for Executive’s agreement to remain with the Company as an employee through the Termination Date, to comply with certain restrictive covenants and to execute a release of claims in favor of the Company, on the terms and subject to the conditions more fully set forth in this Agreement, and in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

2.           Retention and Termination.

A.         The Parties agree that Executive’s employment and any and all titles, positions and appointments Executive holds with the Company and its parent, subsidiaries and affiliates (the “Company Group”), whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise, are terminated as of the Termination Date and (i) Executive shall be deemed to have resigned from all such titles, positions and appointments as of the Termination Date, unless otherwise requested by the Company in writing and (ii) Executive agrees promptly to execute any documents reasonably required to effectuate the foregoing.  As of the Termination Date, Executive shall not report to the offices, or attend any premises, of the Company or any member of the Company Group.  Effective as of the Termination Date, Executive shall have no authority to act on behalf of any member of the Company Group (and shall not hold himself out as having such authority), enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group.

B.         For the avoidance of doubt, while employed by the Company through the Termination Date (except as set forth in the last sentence of this Section 2.B.), Executive shall be compensated at the salary rate in effect on the Effective Date and continue to be eligible to participate in the Company’s employee benefit plans and arrangements, including driving the Company vehicle, as paid by the Company on the Effective Date, in accordance with their terms as in effect from time to time.  Notwithstanding the foregoing, the Company, in its sole discretion, may inform Executive that Executive’s services are no longer required prior to the Termination Date and place Executive on “garden leave” for the remainder of the period prior to the Termination Date during which Executive shall be deemed to have resigned from all titles and appointments Executive holds with any member of the Company Group, unless otherwise requested by the Company in writing, but will continue to receive compensation and benefits as provided in the preceding sentence. For the avoidance of doubt, in the event that Executive is terminated by the Company for “Cause,” or resigns from his employment without “Good Reason” (each as defined in Section 4 of the Employment Agreement) prior to December 31, 2014, this Agreement shall be considered null and void and of no effect, and Executive shall not be eligible to receive any of the payments or benefits set forth in Sections 3a, 3b, 3c, 3d, 3e, 3f, and 3g below.  For the avoidance of doubt, Executive shall not be entitled to participate in the Company equity bonus plan for Fiscal 2015 and the Executive shall not be granted any equity or equity based awards for Fiscal 2015 or thereafter. For the avoidance of doubt, the Executive acknowledges and agrees that (i) the hiring of another individual as the Chief Financial Officer (“CFO”) of the Company shall not constitute Good Reason (as defined below), (ii) if requested, the Executive shall assist with the smooth transition to the new CFO and (iii) the Executive shall prepare and certify the financial statements (including Form 10-K’s) for the period through the Termination Date (including Fiscal 2014) and applicable documents for the Company, the Parent (as defined below)  and SB/RH, Holdings LLC Annual Report (collectively, the “Certifications”), unless otherwise requested by the Company in writing).

3.           Severance Pay and Benefits.  In consideration for Executive’s entering into this Agreement, including without limitation, the covenants contained in Sections 6, 7 and 8 of this Agreement, Executive shall be entitled to the payments and benefits set forth in Sections 3a, 3b, 3c, 3d, 3e, 3f, and 3g. Notwithstanding the foregoing or anything to the contrary in this Agreement, the payments and benefits described in Sections 3a, 3b, 3c, 3d, 3e, 3f, 3g and 3h below are subject to (i) Executive’s execution of a release of claims substantially in the form attached to this Agreement as Exhibit A (the “Release”) within twenty-one (21) days following the Termination Date and not revoking the Release before expiration of the seven-day revocation period described therein, and (ii) Executive’s continued compliance with the covenants as set forth in Sections 6, 7 and 8 of this Agreement.  For the avoidance of doubt, payments (and the granting of shares of the Company’s stock) pursuant to this Section 3 shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Sections 6, 7 and 8 hereof.

In accordance with the above, the Company will provide Executive with the following pay, equity awards and benefits (collectively, the “Severance Benefits”):

a.           Severance.  The Company shall make or cause to be made monthly stock grants for a period of twenty-four (24) months following the Termination Date in lieu of and in full satisfaction of severance pay which the Executive would otherwise have received.  The Executive agrees to provide consulting services to the Company (which are not expected to exceed 10 hours per month during such 24 month period).  Subject to Executive’s performance of such services and applicable requirements under Section 409A of the Internal Revenue Code of 1986, Executive shall receive grants on the first New York Stock Exchange trading day of each month having a value (based on the prior trading day’s closing price for the Spectrum Brands Holdings, Inc.’s (the “Parent”) common stock equal to eighty-thousand dollars ($80,000), this being calculated as being one-twenty-fourth (1/24) of $1,920,000 which is the sum of two times Executive’s annual base salary and two times Executives annual bonus at target.  Notwithstanding anything in this section to the contrary, if the Company is unable to provide the monthly stock grant on such date due to applicable securities laws or stock exchange laws, then the Company in its sole election may either pay cash in lieu of the stock grant or may provide the stock grant on the first day it is no longer prohibited from making such stock grant.

b.            2014 MIP Bonus.  Additional severance equal to the annual bonus earned, if any, by Executive pursuant to the Company’s 2014 MIP  based on actual performance results, payable in a lump sum at substantially the same time as Fiscal 2014 MIP bonuses are paid to other executives of the Company, but not later than December 13, 2014.

c.           Spectrum 750 Plan.  Provided Executive’s employment does not terminate for Cause or without Good Reason, prior to June 1, 2014, Executive shall remain eligible to receive Executive’s earned equity awards (restricted stock units or restricted stock) under the Spectrum 750 Plan (the “Spectrum 750 Plan”) based on actual performance results and pro-rated based on the number of days Executive is employed over the two year performance period. If Executive remains employed through September 30, 2014, then Executive shall be eligible to receive Executive’s earned equity awards under the Spectrum 750 Plan, based on actual performance results.  The initial fifty percent (50%) of the earned award will vest within 74 days following the end of fiscal 2014 (the “Spectrum 750 Initial Vesting Date”) and the remaining fifty percent (50%) shall be accelerated and shall vest on the later of the Spectrum 750 Initial Vesting Date or 30 days following the Termination Date.

d.           2014 EIP.  Executive shall remain eligible to receive Executive’s earned equity awards (restricted stock units) under the 2014 EIP (the “2014 EIP”) based on actual performance results. The initial fifty percent (50%) of the earned award will vest within 74 days following the end of fiscal 2014 (the “EIP Initial Vesting Date”) and the remaining fifty percent (50%) shall be accelerated and shall vest on the later of the EIP Initial Vesting Date or 30 days following the Termination Date.

e.           Company Car.  Executive shall be permitted to continue to drive and use the Company vehicle for which the Company shall make monthly lease payments for a period of twenty-four (24) months from the Termination Date.  Upon conclusion of the twenty-four (24) month period, Executive may purchase the Company vehicle at the formula pursuant to the terms of the lease agreement or Company policy.

f.           Accrued Paid Time Off. Payment for accrued but unused paid time off as of the Termination Date, with such payment being made on the first regularly scheduled payroll date occurring on or following the Termination Date.

g.	Continuation of Benefits.

(i)           A monthly amount equal to the monthly COBRA cost as of the date of Executive’s termination of the medical, dental, vision and prescription drug benefits (“Healthcare Benefits”) for Executive and Executive’s eligible dependents for twenty-four (24) months following the Termination Date (the “Healthcare Benefit Payment”) at the level and of the type provided to active employees of the Company from time to time, provided, however, that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans;

The Company shall continue to pay contributions to Executive’s Executive Life Insurance benefit, at the same level as has been paid prior to the notice of termination, for 24 months following the Termination Date; and at the end of such period, Executive shall be entitled, at his election, to receive the cash value of such Executive Life Insurance benefit or continue the policy at Executive’s own expense.

(ii)           In addition, the Company shall pay to Executive, between January 1 and March 31 of the year following the year in which the Healthcare Benefit Payment is includible in Executive’s income for tax purposes, an additional amount to make Executive whole for the amount of such tax liability and the additional amount (the “Additional Payment”).  The Company is not liable for any excise, penalty or other like taxes or any interest with respect to the payment of taxes.  The amount of the Additional Payment will be determined by an accounting firm chosen by the Company using any financial information reasonably requested of Executive to calculate the amount of the Additional Payment.

h.           Accrued Salary and Un-Reimbursed Business Expenses.  As soon as reasonably practicable following the Termination Date or such earlier date as may be required by applicable state statute or regulation, the Company shall pay Executive (i) any annual base salary earned but unpaid through the Termination Date and (ii) reimbursement for all un-reimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date and not yet reimbursed by the Company; provided, that Executive must submit to the Company, within 30 days after the Termination Date, any outstanding expense reports within his possession, and Executive shall not receive reimbursement in respect of any expense reports submitted after such date.

i.           Accrued Benefits under Plans.  Executive shall be entitled to all benefits accrued up to the Termination Date, to the extent vested, under all employee benefit plans of the Company Group in which Executive participates (except for any plan that provides for bonus, severance, separation pay or termination benefits) in accordance with the terms of such plans and any amounts required to be paid pursuant to applicable law

j.           Additional Severance for Transition. If the Executive performs his duties and responsibilities in a satisfactory manner (including the smooth transition of his duties to the new CFO and, if requested by the Company, the Certifications) through the period up to the Termination Date, as determined by the Chairman of the Board, or the Compensation Committee in their sole discretion, then the Company may pay or provide the Executive additional severance within thirty days after the Termination Date in the form of a stock grant having a value of Five Hundred Thousand Dollars ($500,000), based on the closing price of the Parent’s common stock on the New York Stock Exchange on the trading day immediately prior to the date of grant.  It is understood and agreed that Executive is waiving and releasing any right to receive a pro-rata 2015 MIP award for the period from October 1, 2014 through December 31, 2014.

For the avoidance of doubt, the Severance Benefits described in this Section 3 are not intended to result in any duplication of any payments or benefits described in this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company.  Subject to Executive’s compliance with Sections 6, 7 and 8 of this Agreement, the obligations of the Company under this Agreement shall not be affected by Executive’s receipt of compensation and benefits from another employer in the event that the Executive accepts new employment following the Termination Date, and Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.  Except as otherwise explicitly set forth in Section 3(c) above, for the avoidance of doubt, in the event that Executive is terminated by the Company for Cause or resigns from his employment without Good Reason prior to December 31, 2014, Executive shall not be eligible to receive any of the payments or benefits set forth in Sections 3a, 3b, 3c, 3d, 3e, 3f, 3g 3j and 3i (if applicable).  The obligations of the Company are not affected by Executive’s death or disability.

The Parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be compliant with or exempt from Section 409A.  Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.  For purposes of Section 409A, each of the payments that may be made under this Agreement is designated as separate payments.  Executive acknowledges that since Executive is a “specified employee” (within the meaning of Code section 409A) at the time of the Executive’s separation from service, the payment of any amount under this Agreement that is considered deferred compensation subject to 409A and is to be paid on account of Executive’s separation from service shall be deferred, as required by Code section 409A(a)(2)(B)(i), for six (6) months after Executive’s separation from service or, if earlier, Executive’s death (the “409A Deferral Period”).  Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the date after the 409A Deferral Period expires, and the balance of any payments shall be made as scheduled.

Notwithstanding anything herein to the contrary, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following  the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

4.           Full Satisfaction. Executive acknowledges and agrees that, except as expressly provided in this Agreement, (i) Executive is not entitled to any other compensation or benefits from the Company or any member of the Company Group (including without limitation any severance or termination compensation or benefits as described in the Employment Agreement or otherwise) and (ii) as of and after the Termination Date, Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Termination Date, including without limitation, any plan which is intended to qualify under

Section 401(a) of the Internal Revenue Code of 1986, as amended (a “Qualified Plan”); provided, that nothing in this Agreement shall constitute a waiver by Executive of his rights to vested benefits, if any, under any Qualified Plan or under any Company Group health plan or to any other benefits to which he may be entitled under applicable law in respect of his services to any member of the Company Group prior to the Termination Date.

5.           Equity Awards.  With the exception of those Severance Benefits described in Section 3, Executive acknowledges that he has no entitlements to any other equity compensation programs and agrees that there are no other equity awards, other than those specified above, to which Executive is or could be entitled to receive as of the Termination Date.  Set forth in Exhibit B is a schedule of the applicable equity awards to which Executive is entitled or where applicable, may be entitled to receive if and to the extent the related performance criteria are met.

6.           Return of Company Property; Use of Company’s Physical Property. Upon the Termination Date (or such earlier date requested by the Company in writing), Executive shall return (and shall not retain) to the Company all originals and copies of papers, notes and documents (in any medium, including computer disks), whether property of any member of the Company Group or not, prepared, received or obtained by Executive during the course of, and in connection with, his employment with the Company or any member of the Company Group, and all equipment and property of any member of the Company Group which may be in Executive’s possession or under his control, whether at the Company’s offices, Executive’s home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of Executive.  Executive agrees that he and his family shall not retain copies of any such papers, work papers, notes and documents.  Notwithstanding the foregoing, (1) Executive may retain copies of any employment, compensation, benefits or shareholders agreements between Executive and the Company, this Agreement and any employee benefit plan materials distributed generally to participants of any such plan by the Company or any member of the Company Group.

7.           Non Disparagement; Cooperation.

A.         Nondisparagement.  Executive shall at no time, whether in writing or orally, malign, denigrate or disparage the Company or any member of the Company Group, or any of their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.  Nothing contained in the preceding sentence shall (or shall be deemed) to prevent or impair Executive from testifying, to the extent that Executive reasonably believes such testimony to be true, in any legal or administrative proceeding if such testimony is compelled or required.

B.         Cooperation.  Executive shall continue to make himself available at reasonable times, so as not to unreasonably interfere with his ongoing business activities, to the Company Group and to advise the Company Group, at their request, about disputes with third parties as to which Executive has knowledge, and Executive agrees to cooperate fully with the Company Group in connection with litigation, arbitration and similar proceedings (collectively “Dispute Proceedings”) and to provide testimony with respect to Executive’s knowledge in any such Dispute Proceedings involving the Company or any member of the Company Group, in all cases without additional compensation or consideration from the Company.

8.           Nondisclosure; Non-Compete; Non-Solicitation; Confidentiality

A.         Disclosure of this Agreement.   The Parties agree and understand that this Agreement may be publicly disclosed by the Company as required for Securities and Exchange Commission or other regulatory disclosure requirements.

B.         Competition, Non-Solicitation and Confidentiality.

(i)           Notwithstanding anything to the contrary in this Agreement, the covenants and other provisions set forth in Sections 6 and 7 of the Employment Agreement that expressly survive termination of Executive’s employment (the “Post Termination Covenants”) shall survive the Termination Date and be effective for the periods described therein and are hereby incorporated by reference into this Agreement.

(ii)           Executive understands that the Post Employment Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company, but Executive nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public and (D) such provisions are not unduly burdensome to Executive in light of the substantial payments that Executive will receive.

(iii)           It is expressly understood and agreed that, although Executive and the Company consider Post Employment Covenants to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any of the Post Employment Covenants or restriction contained elsewhere in this Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.           Miscellaneous.

A.         Entire Agreement.  Except as otherwise expressly provided herein, this Agreement is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes all other agreements relating thereto, whether written, oral, express or implied, between the Parties; provided, however, that no rights or obligations established under any such superseded agreement and specifically preserved by this Agreement are extinguished.  Other than this Agreement, and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between Executive and the Company that survive the execution and delivery of this Agreement by the Parties

B.         Non-admission.  Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of Executive or on the part of any member of the Company Group.

C.         Voluntary Agreement.  Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement.  Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

D.         Successors.  The Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

E.         Governing Law; Waiver of Right to Jury.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.  Each party to this Agreement irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (collectively, “Actions” and, individually, an “Action”) may be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have jurisdiction to hear and determine or settle any such Action and that any such Actions may be brought in the Chosen Courts.  Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Actions in the Chosen Courts and any claim that any Actions have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO A JURY TRIAL.

F.         No Construction Against Drafter. The Parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either party.

G.         Severability.  In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect.  In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

H.         Taxes.   Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, the Company or any member of the Company Group, as applicable, may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

I.         Counterparts.  The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument.  Each party hereto confirms that any facsimile copy of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

Presented By:

Executive: Signature: Printed Name:	/s/ Anthony L. Genito Anthony L. Genito	Date Signed: 4/29/14
Company: Signature: Printed Name:	/s/ Stacey L. Neu Stacey L. Neu	Date Signed: 4/29/14

Return Signed Agreement to:

Stacey L. Neu
Spectrum Brands, Inc.
Human Resources Department
601 Rayovac Drive
Madison, WI   53711

EXHIBIT A

RELEASE OF CLAIMS (“Release”)

1.           Release of Claims

In partial consideration of the payments and benefits described in Section 3 of the Retention Agreement (the “Retention Agreement”) dated April 29, 2014, between Spectrum Brands, Inc., a Delaware corporation, (the “Company”) and Anthony L. Genito (“Executive”), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last sentence of this Section 1, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns (collectively, the “Releasees”), by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment (whether under the Employment Agreement or otherwise, including without limitation, any claims for severance or separation pay pursuant to the Employment Agreement), or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs.  Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) any rights he may have to any severance payments or benefits under Section 3 of the Retention Agreement and (ii) rights that cannot be released as a matter of law (collectively, the “Unreleased Claims”).

2.           Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”).  Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding (except with respect to an Unreleased Claim) and will not participate in any Proceeding (except with respect to an Unreleased Claim), in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.           Time to Consider

Executive acknowledges that Executive has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.           Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Sections 3a, 3b, 3c, 3d, 3e, , 3f, 3g and 3hof the Retention Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Retention Agreement.  If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5.           No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6.           General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7.           Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has executed and delivered this Release as of the date written below.

DATE	Anthony L. Genito

EXHIBIT B

EQUITY AWARD PROGRAMS

2013 Equity Incentive Plan (service award portion)	27,778 shares
2014 Equity Incentive Plan (at 100% of target)	35,421 shares
Spectrum 750 (value of equity award at 100% of target)*	$3,500,000

*Stock to be issued on date of grant equal to dollar value of award based on actual performance achieved under Spectrum 750 Plan.